UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2015 (April 27, 2015)

Imprivata, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-36516	04-3560178
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Maguire Road Lexington, MA	02421
(Address of Principal Executive Offices)	(Zip Code)

Company’s telephone number, including area code: (781) 674-2700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 27, 2015, Imprivata, Inc. (“we,” “us” or “Imprivata”) entered into a Sixth Loan Modification Agreement (“Loan Modification Agreement”) with Silicon Valley Bank (“SVB”) which sets forth certain amendments to Imprivata’s credit facility with SVB, to among other things, extend the maturity date of the credit facility through April 2016, and to increase the borrowing limit from $10.0 million to $15.0 million, based primarily on accounts receivable.

The foregoing is only a summary of the material terms of the Loan Modification Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Loan Modification Agreement, which will be filed as an exhibit to Imprivata’s Quarterly Report on Form 10-Q.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 30, 2015, Imprivata, Inc. acquired all of the outstanding equity interests of HT Systems, LLC (“HT Systems”), pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) dated April 30, 2015, among Imprivata, the selling members of HT Systems (the “Sellers”), HT Systems and the representative of the Sellers. Under the terms of the Securities Purchase Agreement, Imprivata paid approximately $19.1 million in cash at closing, of which $2 million was deposited into an escrow fund to secure certain obligations of the Sellers to indemnify us and to pay us the amount of any shortfall in HT System’s working capital as of the closing date. The Securities Purchase Agreement also provides for up to $1.9 million in retention-based payments two years from closing, plus up to $5.0 million based on achieving certain sales targets over the two-year period following the transaction.

The Securities Purchase Agreement provides that the Sellers will indemnify us for breaches of the warranties and covenants of the Sellers, as well as certain other specified matters, subject to certain limitations set forth therein, including among other things, limitations on the period during which we may make certain claims for indemnification and limitations on the amounts for which the Sellers may be liable. The Securities Purchase Agreement further provides that we will be entitled to offset any indemnifiable losses against certain of the future contingent payments.

The foregoing is only a summary of the material terms of the Securities Purchase Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Securities Purchase Agreement, which will be filed as an exhibit to Imprivata’s Quarterly Report on Form 10-Q.

A copy of the Company’s press release, dated April 30, 2015, is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.02. Results of Operations and Financial Condition.

On May 4, 2015, Imprivata, Inc. announced its financial results for the quarter ended March 31, 2015. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information in this Form 8-K (including Exhibit 99.2) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

The following exhibits shall be deemed to be furnished, and not filed:

Exhibit No.	Description

99.1	Press Release dated April 30, 2015. Filed herewith.

99.2	Press Release dated May 4, 2015. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRIVATA, INC.

Date: May 4, 2015	By:	/s/ Jeff Kalowski

Jeff Kalowski

Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 30, 2015

99.2	Press Release dated May 4, 2015